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                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                          ---------------------------

                                    FORM 8-K


                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported):  March 13, 2000



                            THE TIMES MIRROR COMPANY
               (Exact Name of Registrant as Specified in Charter)


        DELAWARE                             1-13492                              95-4481525
(State of Incorporation)               (Commission File Number)                (I.R.S. Employer
                                                                              Identification No.)


              TIMES MIRROR SQUARE, LOS ANGELES, CALIFORNIA  90053
            (Address of Principal Executive Offices)    (Zip Code)


      REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:  (213) 237-3700



                                     NONE
            (Former Name or Address, if Changed Since Last Report)
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Item 1.  Changes in Control of Registrant

     (a) On June 12, 2000, The Times Mirror Company, a Delaware corporation (the "Company") merged (the "Merger") with and into Tribune Company, a Delaware corporation ("Tribune"), pursuant to the Agreement and Plan of Merger, dated as of March 13, 2000, between Tribune and the Company (the "Merger Agreement").

     Pursuant to the Merger Agreement, each share of Series A Common Stock, par value $1.00 per share, of the Company (the "Company Series A Common") issued and outstanding, other than shares owned or held directly or indirectly by Tribune or the Company, and each share of Series C Common Stock, par value $1.00 per share, of the Company (the "Company Series C Common", and together with the Company Series A Common, the "Company Common Stock") issued and outstanding, other than shares owned or held directly or indirectly by Tribune or the Company, was converted into either 2.5 shares of common stock, par value $0.01, of Tribune ("Tribune Common Stock") or the right to receive $95 in cash.

     In addition, each share of 8% Cumulative Conversion Preferred Stock, Series A, par value $1.00 per share, of the Company issued and outstanding was converted into one share of a new series of preferred stock that was issued by Tribune and designated as Series C Convertible Preferred Stock, without par value, of Tribune; each share of Preferred Stock, Series D-1, par value $1.00 per share, of the Company issued and outstanding was converted into one share of a new series of preferred stock that was issued by Tribune and designated as Series D-1 Preferred Stock, without par value, of Tribune; and each share of Preferred Stock, Series D-2, par value $1.00 per share, of the Company issued and outstanding was converted into one share of a new series of preferred stock that was issued by Tribune and designated as Series D-2 Preferred Stock, without par value, of Tribune.

     In connection with the Merger, Tribune will issue approximately 234 million shares of Tribune Common Stock to former shareholders of the Company Common Stock. These shares represent approximately 48.5% of the Tribune Common Stock outstanding immediately after the Merger. This information is based on the number of shares of Tribune Common Stock outstanding on May 3, 2000 and does not take into account the Tribune or Company convertible preferred stock, stock options or other equity-based awards or other transactions involving the issuance of Tribune Common Stock.

     Under the terms of the Merger Agreement, Tribune has amended its bylaws to provide that four persons associated with the Chandler Trusts have become directors of Tribune, effective June 12, 2000, increasing the number of Tribune directors to 16. The four new Tribune directors are Messrs. Jeffrey Chandler, Roger Goodan, William Stinehart, Jr. and Thomas Unterman, with terms expiring in 2001, 2002, 2003 and 2001, respectively (collectively, the "CT Directors"). Messrs. Goodan and Stinehart were directors of the Company prior to the effective time of the Merger.

     In addition, the Tribune bylaw amendment provides for a special nominating committee, comprised initially of Messrs. Chandler, Goodan and Stinehart (the
"CT Nominating Committee"), which, at each Tribune stockholders' meeting at which directors are to be elected,
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shall nominate a number of individuals for election to the board of directors of
Tribune as is necessary to ensure that, assuming the election of such individuals, there will be three directors on the Tribune board who were among the initial CT Directors or were nominated by the CT Nominating Committee. The
CT Nominating Committee will have the exclusive authority to fill any vacancy which results from the removal, resignation, retirement, death or inability of a CT Director to serve as a member of the Tribune board. The CT Nominating Committee will remain in effect until the earlier of the termination of the Chandler Trusts and the sale, distribution or other disposition by the Chandler Trusts of more than 15% of the aggregate number of shares of Tribune Common
Stock issued to the Chandler Trusts pursuant to the Merger.

     The Tribune bylaw amendment also provides that Tribune will maintain its interest in the Los Angeles Times in a separate subsidiary (the "LA Times Sub") until such time as the Chandler Trusts are terminated or the Chandler Trust sell, make a distribution of, or otherwise make a disposition of greater than 15% of the aggregate number of shares of Tribune Common Stock issued to the Chandler Trusts pursuant to the Merger. The board of directors of the LA Times Sub will be appointed as follows: 40% by the CT Nominating Committee and 60% by the full board of directors of Tribune. Approval of 75% of the members of the board of the LA Times Sub will be required to approve the appointment of the publisher of the Los Angeles Times or sell, transfer or otherwise dispose of the Los Angeles Times other than (i) as part of a sale of all or substantially all of Tribune's publishing group, (ii) as a result of a change of control of Tribune, or (iii) as required by governmental or regulatory authorities.

     (b)  Not applicable.

Item 5.    Other Events.

     On June 12, 2000, Tribune issued a press release announcing (i) the approval by the Tribune stockholders and the Company Stockholders of the Merger Agreement and (ii) the completion of the Merger. A copy of the press release is attached hereto as Exhibit 99.1.

Item 7.  Exhibits.

     (c)  Exhibits

          99.1 Press Release, dated June 12, 2000, of Tribune Company and The Times Mirror Company


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  June 12, 2000

                              THE TIMES MIRROR COMPANY



                              By:  /s/  WILLIAM A. NIESE
                                   ---------------------
                                   William A. Niese
                                   Vice President, General Counsel
                                   and Assistant Secretary


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